EXHIBIT 11

                    WATKINS-JOHNSON COMPANY AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME PER COMMON SHARE
                FOR THE YEARS ENDED DECEMBER 31, 1995, 1994, 1993
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      YEAR ENDED DECEMBER 31
                                                 -----------------------------------
                                                   1995        1994          1993
                                                ----------   ----------   ----------
For primary net income per share:
  Weighted average shares outstanding .......    7,938,000    7,425,000    7,558,000
  Equivalent shares--dilutive stock
    options--based on treasury stock method
    using average market price ..............      838,000      728,000      367,000
                                                ----------   ----------   ----------
      Total .................................    8,776,000    8,153,000    7,925,000
                                                ==========   ==========   ==========
For fully diluted net income per share:
  Weighted average shares outstanding .......    7,938,000    7,425,000    7,558,000
  Equivalent  shares--dilutive stock
    options--based on treasury stock method
    using greater of average or ending market
    price .....................................    937,000      775,000      441,000
                                                ----------   ----------   ----------
     Total ....................................  8,875,000    8,200,000    7,999,000
                                                ==========   ==========   ==========
Net income ..................................      $31,428      $20,961      $11,596
                                                   =======      =======      =======
Primary net income per share ................        $3.58        $2.57        $1.46
                                                     =====        =====        =====
Fully diluted net income per share  ........         $3.54        $2.56        $1.45
                                                     =====        =====        =====

This   calculation  is  submitted  in  accordance   with  Regulation  S-K,  Item
601(b)(11).

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